SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC 20549



                               Form 8-K

                            CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 2, 1999.


                       Lone Star Industries, Inc.
         (Exact name of registrant as specified in its charter)


           Delaware               1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600

ITEM 5.  OTHER EVENTS.

     On September 2, 1999, the Company made the following press release:

Stamford, Connecticut, September 2, 1999 --- Lone Star Industries, Inc. (NYSE/LCE) and Dyckerhoff AG (Dyckerhoff) announced today that they have entered into a definitive merger agreement providing for the acquisition of Lone Star Industries by Dyckerhoff.

Under the merger agreement, Dyckerhoff will shortly commence an all-cash tender offer for all of Lone Star's outstanding common stock at a price of $50 per share and for all of Lone Star's outstanding warrants (each to purchase two shares of common stock) at a price of $81.25 per warrant. Following successful completion of the tender offer, Dyckerhoff will acquire for the same cash price any shares of common stock that are not tendered by means of a merger of Lone Star with a wholly owned subsidiary of Dyckerhoff. The per share offer price represents a 45 percent premium to the September 1, 1999 closing price for Lone Star common stock and the total purchase price will be approximately $1.2 billion, including debt assumed. In connection with the merger agreement, certain executives of Lone Star have agreed to tender their shares in the offer.

Lone Star's Board of Directors has approved the transaction unanimously and has recommended acceptance by the Lone Star stockholders. David W. Wallace, Chairman of the Board of Lone Star, stated, "We believe this merger is in the best interests of all those connected with Lone Star. Our shareholders will receive a substantial premium to the current market value of their stock, and our customers, suppliers and employees will benefit from the combined resources of the two companies. We are also pleased that realizing the benefits of this merger will result in minimal dislocations in our operations."

Peter Rohde, Chairman of the Board of Management of Dyckerhoff, said, "We are excited about the combination of Lone Star with Dyckerhoff, and we believe this transaction will help us achieve excellent geographic balance, diversifying the Company's business from its heavy emphasis on Europe. Furthermore, it establishes critical mass in the important North American market, and provides a strong platform for future growth. These benefits, combined with the excellent stand-alone operating performance of Lone Star and the high quality of its employees, should provide both immediate and longer term value to our shareholders."

The tender offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration date of the offer at least a majority of the outstanding Lone Star shares on a fully diluted basis, and on the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The offer will expire in early October, 1999, unless further extended.

Morgan Stanley Dean Witter is acting as financial advisor and dealer manager in the transaction and Dresdner Kleinwort Benson is acting as co-financial advisor. Dechert Price & Rhoads is acting as legal counsel to Dyckerhoff. Merrill Lynch & Co. is acting as financial advisor and Proskauer Rose LLP is acting as legal counsel to Lone Star.

Lone Star Industries, Inc. is a producer of cement and ready-mixed concrete.

Dyckerhoff is one of the leading cement and building materials companies in Europe with sales volume in excess of $2.2 billion. In the U.S., Dyckerhoff has a 50% share in Glens Falls Lehigh Cement
Company servicing the northeastern part of the U.S.



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             LONE STAR INDUSTRIES, INC.


                              By: /s/ James W. Langham
                                  James W. Langham
                                   Vice President












Date:  September 2, 1999